EXHIBIT 99.1

NightHawk Biosciences Provides Second Quarter 2022 Business Update

Durham, NC – August 10, 2022 – NightHawk Biosciences (NYSE American: NHWK), a fully-integrated biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, today provided strategic, financial, and operational updates for the second quarter ended June 30, 2022.

Jeff Wolf, Chief Executive Officer of NightHawk, commented, “We continue to advance our evolution towards becoming a fully-integrated biopharmaceutical company via our subsidiary ecosystem. Specifically, we are on track to open the Scorpion San Antonio biologics manufacturing facility in Q3 and are actively progressing development efforts for our newly-announced commercial scale biomanufacturing facility in Manhattan, Kansas.  We intend to provide a full suite of CDMO manufacturing and bioanalytic services to biopharmaceutical clients. I’m pleased to report that feedback from prospective customers has been positive, and we look forward to commercial announcements in the near-term.”

“On the clinical front, we continue to evaluate a variety of strategic options for our HS-110 and PTX-35 programs moving forward.  Our Elusys subsidiary recently executed a contract to deliver ANTHIM® to Canada’s National Emergency Strategic Stockpile, our first sale of ANTHIM® outside the United States.  Finally, we continue to advance our research efforts and expand our pipeline through ongoing development at our Skunkworx subsidiary.  Overall, we are extremely encouraged by the outlook for the business and look forward to providing further updates on our growing pipeline and commercial activities.”

Second Quarter 2022 Financial Results

●	Recognized $0.05 million of contract revenue for the quarter ended June 30, 2022 compared to $0.5 million of grant and contract revenue for the quarter ended June 30, 2021. The decrease in grant revenue in the current-year period is due to the fact that we recognized all $15.2 million of grant revenue during 2021. As of June 30, 2022, we had a grants receivable balance of $1.5 million for CPRIT proceeds not yet received, but for which the costs had been incurred or the conditions of the award had been met. We continue our efforts to secure future non-dilutive grant funding to subsidize ongoing research and development costs.
●	Research and development expenses were $4.7 million for the three months ended June 30, 2022 compared to $4.2 million for the three months ended June 30, 2021. The increase was primarily due to expenses associated with the ongoing Phase 1 clinical trial of PTX-35, integration costs associated with ANTHIM®, as well as unallocated research expenses consisting of personnel costs, including stock-based compensation from stock awards, contractor expense and supplies purchased for discovery projects.
●	General and administrative expenses were $4.9 million and $2.9 million for the three months ended June 30, 2022 and 2021, respectively. The increase was due to increased labor and consulting costs, additional facility and office expenses and other professional services, and an increase in stock-based compensation expense.
●	Net loss attributable to NightHawk Biosciences was approximately $10.2 million, or ($0.40) per basic and diluted share for the three months ended June 30, 2022, compared to approximately $6.5 million, or ($0.26) per basic and diluted share for the three months ended June 30, 2021.
●	As of June 30, 2022, the Company had approximately $69.9 million in cash and cash equivalents.

NightHawk Biosciences, Inc.

NightHawk Biosciences is a fully-integrated biopharmaceutical company focused on the development of new drugs from discovery through commercialization. The Company leverages its integrated ecosystem of subsidiaries to accelerate the development of novel therapies that arm the immune system, breaking through barriers that prolong traditional drug development. This empowers us to bring our ideas to life with efficient control, superior quality, and uncharacteristic agility.

For more information on the Company and its subsidiaries, please visit: www.nighthawkbio.com, and also follow us on Twitter.

Forward Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as continuing to advance the Company’s evolution towards becoming a fully-integrated biopharmaceutical company via its subsidiary ecosystem, being on track to open the Scorpion San Antonio biologics manufacturing facility in Q3 and actively progressing development efforts for the Company’s newly-announced commercial scale biomanufacturing facility in Manhattan, Kansas, providing a full suite of CDMO manufacturing and bioanalytic services to biopharmaceutical clients, providing commercial announcements in the near-term, continuing to evaluate a variety of strategic options for our HS-110 and PTX-35 programs and continuing to advance the Company’s research efforts and expand its pipeline through ongoing development at its Skunkworx subsidiary. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to transition into a fully-integrated biopharmaceutical company via its subsidiary ecosystem, the ability to successfully integrate Elusys and expand ANTHIM® distribution abroad , NightHawk’s ability to commence operation in San Antonio and Kansas when anticipated and to successfully operate as a CDMO, NightHawk’s and its subsidiaries’ ability to maintain license agreements, the continued maintenance and growth of NightHawk’s and its subsidiaries’ patent estates, NightHawk’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results, the ability to initiate clinical trials and if initiated, the ability to complete them on time and achieve the desired results and benefits continuing enrollment as expected, the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to NightHawk’s ability to promote or commercialize its product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of NightHawk’s products, developments by competitors that render such products obsolete or non-competitive, and other factors described in NightHawk’s annual report on Form 10-K for the year ended December 31, 2021, subsequent quarterly reports on Form 10-Qs and any other filings NightHawk makes with the SEC. The information in this presentation is provided only as of the date presented, and NightHawk undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com